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Center Bancorp, Inc. Reports 42.4% Increase in Net Income Available to Common Shareholders or $0.25 per share for the First Quarter of 2012

UNION, N.J., April 26, 2012 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the first quarter ended March 31, 2012. Net income available to common stockholders amounted to $4.1 million, or $0.25 per fully diluted common share, for the quarter ended March 31, 2012, as compared with net income available to common stockholders of $2.9 million, or $0.18 per fully diluted common share, for the quarter ended March 31, 2011.

Anthony C. Weagley, President and Chief Executive Officer of Center, indicated: "The results for the first quarter announced today mark another quarter of positive earnings results and continued performance momentum for the Corporation. We achieved return on average tangible stockholders’ equity of 13.70%, representing solid results. We posted top line revenue growth and strong earnings despite the prevailing economic climate. Earnings for the period also reflect reduced credit related costs as credit trends were stable.”

Highlights for the quarter include:

•	Strong balance sheet with stable credit trends.

•	At March 31, 2012, total loans amounted to $790.6 million, an increase of $74.5 million compared to total loans at March 31, 2011.

•	Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more, other real estate owned (“OREO”) and other nonperforming assets amounted to 0.59% of total assets at March 31, 2012, compared to 1.04% at March 31, 2011 and 0.59% at December 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 119.1% at March 31, 2012 compared to 73.6% at March 31, 2011 and 121.5% at December 31, 2011.

•	The Tier 1 leverage capital ratio was 9.21% at March 31, 2012, compared to 9.83% at March 31, 2011, and 9.29% at December 31, 2011, exceeding regulatory guidelines in all periods.

•	Tangible Book value per common share rose to $6.98 at March 31, 2012, compared to $6.60 at December 31, 2011 and $6.01 at March 31, 2011.

•	The efficiency ratio for the first quarter of 2012 on an annualized basis was 49.3% as compared to 54.8% in the first quarter of 2011 and 53.7% in the fourth quarter of 2011.

•	Deposits increased $218.8 million to $1.2 billion at March 31, 2012, from $934.6 million at March 31, 2011.

Mr. Weagley added: "Challenges within the marketplace for financial institutions will continue, and moreover we believe continue to impede a solid recovery in 2012; however, Center continues to move forward with solid growth, expansion into new markets encompassed by the pending purchase and assumption of specific assets and liabilities of Saddle River Valley Bank and our recently announced new financial banking center in Englewood, New Jersey. This was accomplished while adding to tangible book value per common share, a key measure of value creation for stockholders. We believe this underscores our ability to perform and create value for the shareholders.”

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Return on average assets	1.16%	1.03%	1.10%	1.10%	0.98%
Return on average equity	12.05%	10.72%	11.12%	11.17%	9.86%
Net interest margin (tax equivalent basis)	3.39%	3.50%	3.54%	3.53%	3.55%
Loans / deposits ratio	68.54%	67.42%	68.07%	72.30%	76.62%
Stockholders’ equity / total assets	9.62%	9.49%	9.72%	9.95%	9.67%
Efficiency ratio (1)	49.3%	53.7%	49.5%	52.8%	54.8%
Book value per common share	$8.01	$7.63	$7.54	$7.39	$7.05
Return on average tangible equity (1)	13.70%	12.25%	12.74%	12.86%	11.44%
Tangible common stockholders’ equity / tangible assets (1)	7.81%	7.61%	7.79%	8.02%	7.70%
Tangible book value per common share (1)	$6.98	$6.60	$6.50	$6.35	$6.01

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended March 31, 2012, total interest income on a fully taxable equivalent basis increased $0.9 million or 6.97%, to $13.8 million, compared to the three months ended March 31, 2011. Total interest expense increased by $0.1 million, or 4.42%, to $3.1 million, for the three months ended March 31, 2012, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $10.8 million for the three months ended March 31, 2012, increasing $0.8 million, or 7.72%, from $10.0 million for the comparable period in 2011. Compared to 2011, for the three months ended March 31, 2012, average interest earning assets increased $144.7 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 7 basis points and 16 basis points, respectively. For the quarter ended March 31, 2012, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased 16 basis points to 3.39% as compared to 3.55% for the same three month period in 2011.

The modest increase in interest expense reflects higher volumes of interest bearing deposits offset in part by a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates. The average cost of funds declined 16 basis points to 1.07% from 1.23% for the quarter ended March 31, 2011 and on a linked sequential quarter decreased 6 basis points compared to the fourth quarter of 2011. For the quarter ended March 31, 2012, the Corporation’s net interest spread decreased 7 basis points to 3.28% as compared to 3.35% for the same three month period in 2011.

Speaking directly to the net interest margin for the period, Mr. Weagley noted, “While the net interest margin decreased 11 basis points on a sequentially linked quarter, the Corporation expects the margin to return to the 3.50% net level, principally given the volume of asset deployment from cash achieved in both the loan and investment portfolios. This coupled with actions taken to lower the cost of funds in March are projected to increase the margin on a core basis back to the prior level achieved moving into the second quarter. Compression during the period occurred primarily by a high liquidity pool carried throughout the quarter and timing of the asset deployment achieved, which was late in the quarter and thus not sufficient to offset the high liquidity pool. Other factors contributing to the decline in the net interest margin included accelerated amortization from isolated prepayments on mortgage-backed securities in the investment portfolio and nonaccrual interest charges in the loan portfolio.”

Earnings Summary for the Period Ended March 31, 2012

The following tables present condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Net interest income	$10,345	$10,162	$9,850	$9,793	$9,945
Provision for loan losses	107	300	1,020	250	878
Net interest income after provision for loan losses	10,238	9,862	8,830	9,543	9,067
Other income	1,955	1,866	2,283	1,732	1,597
Other expense	5,807	6,222	5,529	5,757	5,935
Income before income tax expense	6,386	5,506	5,584	5,518	4,729
Income tax expense	2,155	1,884	1,882	1,934	1,711
Net income	$4,231	$3,622	$3,702	$3,584	$3,018
Net income available to common stockholders	$4,090	$3,238	$3,557	$3,439	$2,872
Earnings per common share:
Basic	$0.25	$0.20	$0.22	$0.21	$0.18
Diluted	$0.25	$0.20	$0.22	$0.21	$0.18
Weighted average common shares outstanding:
Basic	16,332,327	16,311,193	16,290,700	16,290,700	16,290,391
Diluted	16,338,162	16,327,990	16,313,366	16,315,667	16,300,604

Other Income

The following tables present the components of other income for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Service charges on deposit accounts	$314	$344	$369	$328	$328
Loan related fees	236	248	203	145	87
Annuities and insurance commissions	44	29	42	33	6
Debit card and ATM fees	132	137	135	133	121
Bank-owned life insurance	251	258	260	261	260
Net investment securities gains	937	817	1,250	801	766
Other service charges and fees	41	33	24	31	29
Total other income	$1,955	$1,866	$2,283	$1,732	$1,597

Other income increased $358,000 for the first quarter of 2012 compared with the same period in 2011. During the first quarter of 2012, the Corporation recorded net investment securities gains of $937,000 compared to $766,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1,018,000 for the three months ended March 31, 2012 compared to other income, excluding net securities gains, of $831,000 for the first quarter of 2011 and $1,049,000 for the three months ended December 31, 2011. The increase in other income in the first quarter 2012 when compared to the first quarter 2011 (excluding securities gains) was primarily from an increase of $149,000 in loan related fees, and $38,000 in commissions on annuities and insurance contracts offset by declines in service charges on deposits of $14,000 and a decline in bank owned life insurance income of $9,000.

Other Expense

The following tables present the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Salaries	$2,344	$2,290	$2,235	$2,253	$2,208
Employee benefits	774	619	613	650	659
Occupancy and equipment	700	701	713	667	866
Professional and consulting	246	351	319	245	241
Stationery and printing	84	95	73	99	101
FDIC Insurance	299	328	328	528	528
Marketing and advertising	31	15	30	65	21
Computer expense	353	323	300	350	339
Bank regulatory related expenses	78	108	102	100	98
Postage and delivery	79	42	67	51	76
ATM related expenses	62	58	60	57	58
Other real estate owned expense	62	399	—	—	(1)
Amortization of core deposit intangible	13	12	12	16	16
All other expenses	682	881	677	676	725
Total other expense	$5,807	$6,222	$5,529	$5,757	$5,935

Total other expense for the first quarter of 2012 amounted to $5.8 million, which was approximately $415,000 or 6.7% lower than other expense for the three months ended December 31, 2011. Employee salaries and benefits increased by $209,000 or 7.2%, reflecting increases in salaries of $54,000 and benefits expense of $155,000 as compared to the quarter ended December 31, 2011. OREO expense decreased $337,000, professional and consulting decreased $105,000 while other expense decreased $199,000 primarily due to a loss related to tax certificates acquired to perfect the banks interest in property subsequently sold in December 2011.

The decrease in other expense for the three months ended March 31, 2012, when compared to the quarter ended March 31, 2011, was approximately $128,000 and was primarily associated with decreases of $229,000 in FDIC Insurance, $166,000 in occupancy and equipment expenses and $43,000 in all other expenses. These decreases were partially offset by increases of $251,000 in salaries and benefits and OREO expenses of $63,000.

Statement of Condition Highlights at March 31, 2012

•	Total assets amounted to $1.5 billion at March 31, 2012.

•	Total loans were $790.6 million at March 31, 2012, increasing $74.5 million, or 10.4%, from March 31, 2011. Total real estate loans increased $40.1 million or 7.78%, from March 31, 2011. Commercial loans increased $34.5 million, or 17.26%, year over year.

•	Investment securities totaled $524.6 million at March 31, 2012, reflecting an increase of $114.2 million from March 31, 2011.

•	Deposits totaled $1.2 billion at March 31, 2012, increasing $218.8 million, or 23.41%, since March 31, 2011. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $271.1 million or 35.26% from March 31, 2011. Time certificates of deposit of $100,000 or more decreased by $52.3 million or 31.61% from March 31, 2011. These increases were attributable to continued core deposit growth in overall segments of the deposit base and in niche areas, such as municipal government, private schools and universities.

•	Borrowings totaled $166.2 million at March 31, 2012, decreasing $35.9 million from March 31, 2011, primarily due to the fact that certain sweep relationships that were previously classified as short term borrowings were discontinued and were moved to interest bearing checking accounts during the third quarter of 2011.

Condensed Statements of Condition

The following tables present condensed statements of condition as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Cash and due from banks	$78,207	$111,101	$113,080	$109,467	$80,129
Investment securities:
Available for sale	454,994	414,507	388,858	377,214	410,376
Held to maturity	69,610	72,233	70,142	41,804	—
Loans	790,622	756,010	721,608	698,148	716,096
Allowance for loan losses	(9,754)	(9,602)	(9,536)	(9,836)	(9,591)
Restricted investment in bank stocks, at cost	9,233	9,233	9,194	9,194	9,146
Premises and equipment, net	12,266	12,327	12,386	12,578	12,747
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	85	98	111	123	138
Bank-owned life insurance	29,194	28,943	28,685	28,426	28,165
Other real estate owned	558	591	—	—	—
Other assets	24,776	20,493	25,185	23,516	24,636
Total assets	$1,476,595	$1,432,738	$1,376,517	$1,307,438	$1,288,646
Deposits	$1,153,473	$1,121,415	$1,060,022	$965,676	$934,646
Borrowings	166,155	166,155	166,155	198,529	202,072
Other liabilities	14,886	9,252	16,532	13,129	27,344
Stockholders' equity	142,081	135,916	133,808	130,104	124,584
Total liabilities and stockholders’ equity	$1,476,595	$1,432,738	$1,376,517	$1,307,438	$1,288,646

The following tables reflect the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Demand:
Non-interest bearing	$172,342	$167,164	$161,340	$158,689	$154,910
Interest-bearing	197,648	215,523	224,052	190,994	179,990
Savings	209,436	200,930	237,900	204,051	200,195
Money market	411,626	351,237	245,787	191,277	178,956
Time	162,421	186,561	190,943	220,665	220,595
Total deposits	$1,153,473	$1,121,415	$1,060,022	$965,676	$934,646

Loans

Outstanding loan balances increased during the first quarter and additional lending opportunities continued to fuel the Corporation’s pipelines. While the overall economy has been restrictive and somewhat constrained by the uncertain economic environment, the Corporation’s growth in loans continued in the quarter. Growth in our client base and in our New Jersey market continues to underpin the overall business process. For the quarter ended March 31, 2012, the Corporation’s credit trends are stable and the Corporation expects credit trends to improve over the next few quarters.

The Corporation experienced growth of approximately $101.8 million in new loans and advances during the first quarter offset in part by prepayments of $31.3 million coupled with scheduled payments and payoffs of $36.0 million. Average loans during the first quarter totaled $755.8 million as compared to $716.6 million during the first quarter of 2011, representing a 5.48% increase.

At March 31, 2012, the Corporation had $214.0 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $50.0 million in commercial and commercial real estate loans and $11.0 million in residential mortgages expected to fund over the next 90 days.

The Corporation’s net loans in the first quarter of 2012 increased $34.5 million, to $780.9 million at March 31, 2012, from $746.4 million at December 31, 2011. The loan volume increase was $36.7 million in commercial loans, offset by a decrease of $2.1 million in residential mortgage loans and a decrease of $37,000 in consumer loans.  At March 31, 2011, net loans totaled $706.5 million. Commercial real estate, commercial and construction loans represented 81.0% of the loan portfolio at March 31, 2012, compared to 79.3% at March 31, 2011.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)

At quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Real estate loans:
Residential	$149,667	$151,767	$158,625	$150,271	$147,833
Commercial	371,855	358,245	328,096	310,475	321,367
Construction	34,093	31,378	39,621	40,421	46,310
Total real estate loans	555,615	541,390	526,342	501,167	515,510
Commercial loans	234,549	214,167	194,923	196,464	200,018
Consumer and other loans	399	436	298	434	361
Total loans before deferred fees and costs	790,563	755,993	721,563	698,065	715,889
Deferred costs, net	59	17	45	83	207
Total loans	$790,622	$756,010	$721,608	$698,148	$716,096

Mr. Weagley noted that “During the first quarter of 2012 the level of non-performing loans remained stable and significant efforts are being made to reduce the levels during the remainder of 2012. During the first quarter of 2012, non-performing loans increased by a net of $287,000, $45,000 was received in payments, and there were no transfers to OREO. This was offset by new non-performing loans of $335,000. Other real estate owned peaked at $591,000 during the first quarter of 2012. By March 31, 2012, this was reduced by $33,000 to $558,000 resulting in additional expense during the period. Despite sporadic legacy issues within the portfolio, we are well positioned from an asset quality perspective with continued improving trends. Moreover, as we have noted in prior reports we are focused on moving languishing foreclosures to conclusion, which will significantly decrease our level of non-performers as we dispose of loans.”

Asset Quality

The following tables present the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Non-accrual loans	$7,125	$6,871	$14,083	$10,137	$12,336
Loans 90 days or more past due and still accruing	1,062	1,029	451	1,013	687
Total non-performing loans	8,187	7,900	14,534	11,150	13,023
Other non-performing assets	—	—	327	327	327
Other real estate owned	558	591	—	—	—
Total non-performing assets	$8,745	$8,491	$14,861	$11,477	$13,350
Performing troubled debt restructured loans	$6,900	$7,459	$8,898	$8,223	$7,035

Non-performing assets / total assets	0.59%	0.59%	1.08%	0.88%	1.04%
Non-performing loans / total loans	1.04%	1.04%	2.01%	1.60%	1.82%
Net (recoveries) charge-offs	$(45)	$234	$1,320	$5	$154
Net (recoveries) charge-offs / average loans (1)	(0.02)%	0.13%	0.75%	0.003%	0.09%
Allowance for loan losses / total loans	1.23%	1.27%	1.32%	1.41%	1.34%
Allowance for loan losses / non-performing loans	119.1%	121.5%	65.6%	88.2%	73.6%

Total assets	$1,476,595	$1,432,738	$1,376,517	$1,307,438	$1,288,646
Total loans	790,622	756,010	721,608	698,148	716,096
Average loans	755,813	725,974	707,935	701,056	716,568
Allowance for loan losses	9,754	9,602	9,536	9,836	9,591

______________________

(1)	Annualized.

Non-accrual loans increased from $6.9 million at December 31, 2011 to $7.1 million at March 31, 2012. Loans past due 90 days or more and still accruing increased from $1.0 million at December 31, 2011 to $1.1 million at March 31, 2012. Other real estate owned at March 31, 2012 was $558,000. Troubled debt restructured loans, which are performing loans, decreased from $7.5 million at December 31, 2011 to $6.9 million at March 31, 2012, reflecting the return to original contractual repayment terms for one (1) residential mortgage totaling $500,000. Interest income lost on loans placed into non-accrual status during the three months ended March 31, 2012 amounted to $7,000.

At March 31, 2012, non-performing assets totaled $8.7 million, or 0.59% of total assets, as compared with $13.4 million, or 1.04%, at March 31, 2011 and $8.5 million, or 0.59%, at December 31, 2011. The decrease from March 31, 2011 was achieved notwithstanding the addition of several new residential loans (totaling approximately $1.8 million) and commercial loans (totaling approximately $1.7 million) into non-performing status. This was more than offset by decreases from pay-downs of $4.5 million, total charge-offs or write downs of $1.0 million of existing loans, and the transfer to performing troubled debt restructured from non-accrual status of $1.6 million and the return to performing status of $1.0 million.

The allowance for loan losses at March 31, 2012 amounted to approximately $9.8 million, or 1.23% of total loans, compared to 1.34% of total loans at March 31, 2011. The allowance for loan losses as a percentage of total non-performing loans was 119.1% at March 31, 2012 compared to 73.6% at March 31, 2011.

A discussion of the significant components of non-performing assets at March 31, 2012 is outlined below.

•	Two non-accrual relationships totaling $2,108,000 and $600,000, respectively, secured by senior liens on three separate residential properties, located in Morris and Somerset counties in New Jersey, respectively, have been in foreclosure; no material loss to the Corporation is anticipated, although no assurance can be made with respect to the outcome at this time. The Somerset County loan has been modified; the related foreclosure action was suspended; the loan is currently performing and should come out of nonaccrual status in the second quarter of 2012 with performance under the modified terms. One of the loans secured by a Morris County property totaling $711,000 has been modified. The related foreclosure action was suspended and the loan is currently performing. The property is listed for sale by the borrower.

•	Collection of $3.0 million, representing the Bank’s portion of a non-accrual participation loan secured by an operating ocean front property in Nassau County, NY, was stalled due to the borrower’s third quarter 2011 bankruptcy filing. Counsel representing the interests of all participant banks has filed a motion to convert the bankruptcy case to a liquidation matter. As an alternative to the bankruptcy conversion, the borrower, on January 9, 2012, signed a term sheet proposed by counsel for the participating banks, which, among other things, reinstates the full amount of the loan, provides for the payment of all delinquent real estate taxes, release of all mechanics’ liens, and prepayment of interest for a 24 month period. Formal documentation memorializing the agreement was executed during the first quarter of 2012 and presentation to the bankruptcy court for confirmation is scheduled for May 3, 2012.

Capital

At March 31, 2012, total stockholders' equity amounted to $142.1 million, or 9.62% of total assets. Tangible common stockholders' equity was $113.9 million, or 7.81% of tangible assets, compared to 7.70% at March 31, 2011. Book value per common share was $8.01 at March 31, 2012, compared to $7.05 at March 31, 2011. Tangible book value per common share was $6.98 at March 31, 2012 compared to $6.01 at March 31, 2011.

At March 31, 2012, the Corporation’s Tier 1 leverage capital ratio was 9.21%, the Tier 1 risk-based capital ratio was 11.67% and the total risk-based capital ratio was 12.52%. Tier 1 capital increased to approximately $133.1 million at March 31, 2012 from $119.1 million at March 31, 2011, reflecting an increase in retained earnings.

At March 31, 2012, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following tables present a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Net income	$4,231	$3,622	$3,702	$3,584	$3,018
Average stockholders’ equity	$140,411	$135,142	$133,151	$128,391	$122,492
Less: Average goodwill and other intangible assets	16,897	16,910	16,922	16,936	16,952
Average tangible stockholders’ equity	$123,514	$118,232	$116,229	$111,455	$105,540

Return on average stockholders’ equity	12.05%	10.72%	11.12%	11.17%	9.86%
Add: Average goodwill and other intangible assets	1.65%	1.53%	1.62%	1.70%	1.58%
Return on average tangible stockholders’ equity	13.70%	12.25%	12.74%	12.86%	11.44%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following tables present a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Common shares outstanding	16,332,327	16,332,327	16,290,700	16,290,700	16,290,700
Stockholders’ equity	$142,081	$135,916	$133,808	$130,104	$124,584
Less: Preferred stock	11,250	11,250	11,012	9,741	9,721
Less: Goodwill and other intangible assets	16,889	16,902	16,915	16,927	16,942
Tangible common stockholders’ equity	$113,942	$107,764	$105,881	$103,436	$97,921

Book value per common share	$8.01	$7.63	$7.54	$7.39	$7.05
Less: Goodwill and other intangible assets	1.03	1.03	1.04	1.04	1.04
Tangible book value per common share	$6.98	$6.60	$6.50	$6.35	$6.01

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following tables present a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Total assets	$1,476,595	$1,432,738	$1,376,517	$1,307,438	$1,288,646
Less: Goodwill and other intangible assets	16,889	16,902	16,915	16,927	16,942
Tangible assets	$1,459,706	$1,415,836	$1,359,602	$1,290,511	$1,271,704

Total stockholders' equity / total assets	9.62%	9.49%	9.72%	9.95%	9.67%
Tangible common stockholders' equity / tangible assets	7.81%	7.61%	7.79%	8.02%	7.70%

Other income is presented in the table below including and excluding net securities gains. We believe that many investors desire to evaluate other income without regard for securities gains.

(in thousands)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Other income	$1,955	$1,866	$2,283	$1,732	$1,597
Less: Net investment securities gains	937	817	1,250	801	766
Other income, excluding net investment securities gains	$1,018	$1,049	$1,033	$931	$831

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Other expense	$5,807	$6,222	$5,529	$5,757	$5,935

Net interest income (tax equivalent basis)	$10,761	$10,531	$10,130	$9,974	$9,990
Other income, excluding net investment securities gains	1,018	1,049	1,033	931	831
Total	$11,779	$11,580	$11,163	$10,905	$10,821

Efficiency ratio	49.3%	53.7%	49.5%	52.8%	54.8%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Investment securities
Available for sale	$443,109	$409,480	$365,422	$390,391	$410,014
Held to maturity	72,401	69,587	71,789	38,985	—
Loans	755,813	725,974	707,935	701,056	716,568
Allowance for loan losses	(9,683)	(9,506)	(10,383)	(9,601)	(9,139)
All other assets	199,631	214,984	206,857	180,753	111,688
Total assets	$1,461,271	$1,410,519	$1,341,620	$1,301,584	$1,229,131
Non-interest bearing deposits	$167,921	$166,027	$161,744	$157,002	$152,074
Interest-bearing deposits	976,958	934,774	838,508	805,752	737,196
Borrowings	166,375	166,155	199,747	202,902	213,664
Other liabilities	9,606	8,421	8,470	7,537	3,705
Stockholders’ equity	140,411	135,142	133,151	128,391	122,492
Total liabilities and stockholders’ equity	$1,461,271	$1,410,519	$1,341,620	$1,301,584	$1,229,131

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 12 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation is expanding to northern New Jersey with its recent announcement of the pending purchase and assumption of specific assets and liabilities of Saddle River Valley Bank. Saddle River Valley Bank has two branch locations in Saddle River and Oakland, NJ. Also the pending opening of the new Englewood banking center location located in downtown Englewood. As of December 31, 2011, Saddle River Valley Bank had approximately $120.2 million in assets, $55.8 million in loans, $105.9 million of deposits and $13.1 million of stockholders' equity.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future margin figures, future credit trends, levels of future non-performing loans and the future status of particular non-performing loans) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(Unaudited)

(in thousands, except for share and per share data)	March 31, 2012	December 31, 2011

ASSETS
Cash and due from banks	$78,207	$111,101
Investment securities:
Available for sale	454,994	414,507
Held to maturity (fair value of $72,403 in 2012 and $74,922 in 2011)	69,610	72,233
Loans	790,622	756,010
Less: Allowance for loan losses	9,754	9,602
Net loans	780,868	746,408
Restricted investment in bank stocks, at cost	9,233	9,233
Premises and equipment, net	12,266	12,327
Accrued interest receivable	5,964	6,219
Bank-owned life insurance	29,194	28,943
Goodwill	16,804	16,804
Prepaid FDIC assessments	1,644	1,884
Other real estate owned	558	591
Due from brokers for investment securities	5,823	—
Other assets	11,430	12,488
Total assets	$1,476,595	$1,432,738

LIABILITIES
Deposits:
Non-interest bearing	$172,342	$167,164
Interest-bearing:
Time deposits $100 and over	113,256	137,998
Interest-bearing transaction, savings and time deposits less than $100	867,875	816,253
Total deposits	1,153,473	1,121,415
Long-term borrowings	161,000	161,000
Subordinated debentures	5,155	5,155
Due to brokers for investment securities	3,968	—
Accounts payable and accrued liabilities	10,918	9,252
Total liabilities	1,334,514	1,296,822

STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 11,250 shares Series B at March 31, 2012 and December 31, 2011	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at March 31, 2012 and December 31, 2011; outstanding 16,332,327 shares at March 31, 2012 and December 31, 2011	110,056	110,056
Additional paid in capital	4,722	4,715
Retained earnings	36,293	32,695
Treasury stock, at cost (2,145,085 common shares at March 31, 2012 and December 31, 2011)	(17,354)	(17,354)
Accumulated other comprehensive loss	(2,886)	(5,446)
Total stockholders’ equity	142,081	135,916
Total liabilities and stockholders’ equity	$1,476,595	$1,432,738

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended March 31,
(in thousands, except for share and per share data)	2012	2011

Interest income
Interest and fees on loans	$9,385	$9,217
Interest and dividends on investment securities:
Taxable	3,088	3,378
Tax-exempt	773	88
Dividends	149	184
Total interest income	13,395	12,867
Interest expense
Interest on certificates of deposit $100 or more	252	265
Interest on other deposits	1,156	1,002
Interest on borrowings	1,642	1,655
Total interest expense	3,050	2,922
Net interest income	10,345	9,945
Provision for loan losses	107	878
Net interest income after provision for loan losses	10,238	9,067
Other income
Service charges, commissions and fees	446	449
Annuities and insurance commissions	44	6
Bank-owned life insurance	251	260
Loan related fees	236	87
Other	41	29
Other-than-temporary impairment losses on investment securities	(58)	(95)
Less: Portion of losses recognized in other comprehensive income, (before taxes)	—	—
Net other-than-temporary impairment losses on investment securities	(58)	(95)
Net gains on sale of investment securities	995	861
Net investment securities gains	937	766
Total other income	1,955	1,597
Other expense
Salaries and employee benefits	3,118	2,867
Occupancy and equipment	700	866
FDIC insurance	299	528
Professional and consulting	246	241
Stationery and printing	84	101
Marketing and advertising	31	21
Computer expense	353	339
Other real estate owned, net	62	(1)
Other	914	973
Total other expense	5,807	5,935
Income before income tax expense	6,386	4,729
Income tax expense	2,155	1,711
Net Income	4,231	3,018
Preferred stock dividends and accretion	141	146
Net income available to common stockholders	$4,090	$2,872
Earnings per common share
Basic	$0.25	$0.18
Diluted	$0.25	$0.18
Weighted Average Common Shares Outstanding
Basic	16,332,327	16,290,391
Diluted	16,338,162	16,300,604

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)
Statements of Income Data	3/31/2012	12/31/2011	3/31/2011

Interest income	$13,395	$13,263	$12,867
Interest expense	3,050	3,101	2,922
Net interest income	10,345	10,162	9,945
Provision for loan losses	107	300	878
Net interest income after provision for loan losses	10,238	9,862	9,067
Other income	1,955	1,866	1,597
Other expense	5,807	6,222	5,935
Income before income tax expense	6,386	5,506	4,729
Income tax expense	2,155	1,884	1,711
Net income	$4,231	$3,622	$3,018
Net income available to common stockholders	$4,090	$3,238	$2,872
Earnings per Common Share
Basic	$0.25	$0.20	$0.18
Diluted	$0.25	$0.20	$0.18
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$454,994	$414,507	$410,376
Held for maturity( fair value $72,403, $74,922 and $0)	69,610	72,233	—
Loans	790,622	756,010	716,096
Assets	1,476,595	1,432,738	1,288,646
Deposits	1,153,473	1,121,415	934,646
Borrowings	166,155	166,155	202,072
Stockholders' equity	142,081	135,916	124,584
Common Shares Dividend Data
Cash dividends	$490	$489	$489
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	11.98%	15.10%	17.03%
Weighted Average Common Shares Outstanding
Basic	16,332,327	16,311,193	16,290,391
Diluted	16,338,162	16,327,990	16,300,604
Operating Ratios
Return on average assets	1.16%	1.03%	0.98%
Return on average equity	12.05%	10.72%	9.86%
Return on average tangible equity	13.70%	12.25%	11.44%
Average equity / average assets	9.61%	9.58%	9.97%
Book value per common share (period-end)	$8.01	$7.63	$7.05
Tangible book value per common share (period-end)	$6.98	$6.60	$6.01
Non-Financial Information (Period-End)
Common stockholders of record	552	563	585
Full-time equivalent staff	170	163	165